Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT (“Agreement”) made as of the 11th day of November, 2007, by and between Sovereign Bancorp, Inc., a Pennsylvania business corporation (“Sovereign”) and M. Robert Rose, an individual (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive has been identified as a key contributor to the success of Sovereign; and
     WHEREAS, Sovereign considers the continued services of the Executive to be in the best interest of Sovereign, its affiliated companies, and the shareholders of Sovereign;
     WHEREAS, Sovereign recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of Sovereign, its affiliated companies and shareholders; and
     WHEREAS, Sovereign desires to induce the Executive to remain in the employ of his or her then employer (whether it be Sovereign or any company affiliated with Sovereign (the “Employer”)) on an impartial and objective basis in the event a Change in Control (as defined in Section 4) occurs.
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Term of Agreement and Related Matters.
          (a) Termination Prior to Change in Control. Except as otherwise provided in any written employment agreement between the Executive and Sovereign, Sovereign and/or the Executive may terminate the Executive’s employment at any time. However, if, and only if, such termination occurs concurrent with or subsequent to a Change in Control, the provisions of this Agreement regarding the payment of severance compensation and benefits shall apply.
          (b) Term. Except as otherwise provided herein, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2007; provided, however, that this Agreement will automatically be renewed on January 1, 2008, for a one year period commencing on such date and ending on December 31, 2008, unless either the Executive or his or her Employer gives written notice of nonrenewal to the other on or before November 1, 2007 (in which case this Agreement will continue in effect through December 31, 2007); and provided further, that if this Agreement is renewed on January 1, 2008, it will automatically be renewed on January 1 of each subsequent year (the “Annual Renewal Date”) for a period ending one year from each Annual Renewal Date unless either the Executive or his or her Employer gives written notice to the other at least 60 days prior to an Annual Renewal Date (in which case this Agreement will continue in effect for a term ending on the December 31 immediately following such notice).

          (c) Termination by the Employer. Notwithstanding the provisions of Section 1(b), this Agreement will terminate automatically upon termination of the Executive’s employment with the Employer for any or no reason prior to a Change in Control or termination of the Executive’s employment for Cause (as defined in Section 4) after a Change in Control.
          (d) Voluntary Termination, Retirement, Death, or Disability. This Agreement will terminate automatically upon the voluntary termination of the Executive’s employment (other than in accordance with Section 2), his or her retirement on or after age 65, his or her death, or his or her Disability (as defined in Section 4). In any such event, the Executive’s rights under this Agreement will cease as of the effective date of such termination and Sovereign shall have no further obligations under this Agreement; provided, however, that if the Executive dies or becomes disabled after a Notice of Termination (as defined in Section 2(c)) is delivered by him or her in accordance with such section, he or she will nonetheless be entitled to receive the payments described in Section 3 pursuant to Section 9(b).
     2. Termination Events Giving Rise to Entitlement to Change in Control Benefits.
          (a) Involuntary Termination without Cause. If a Change in Control occurs and, concurrently therewith or during a period of 24 months thereafter, the Executive’s employment is involuntarily terminated for any or no reason, other than a termination for Cause.
          (b) Voluntary Termination For Good Reason. If a Change in Control occurs and, concurrently therewith or during a period of 24 months thereafter, an event constituting Good Reason (as defined in Section 4) also occurs with respect to the Executive, he or she may terminate his or her employment in accordance with the provisions of Section 2(c).
          (c) Notice of Termination and/or Notice of Entitlement to Change in Control Benefits. Upon the occurrence of an event of Good Reason subject to Section 2(b), the Executive may, within 90 days of the occurrence of any such event, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sovereign, whereupon he or she will become entitled to the payments and benefits described in Section 3. In the case of an involuntary termination without Cause described in Section 2(a), the Executive shall notify Sovereign in writing within 90 days of the date of such termination of his/her belief that the involuntary termination entitles him/her to Change in Control benefits.
     3. Benefits Payable in the Event of a Qualifying Termination Following Change in Control. Subsequent to the occurrence of a termination event qualifying for Change in Control benefits pursuant to Section 2(a) or (b), if the Executive validly and timely delivers a Notice of Termination and/or Notice of Entitlement to Change in Control Benefits to Sovereign in accordance with Section 2(c), he or she will be entitled to receive the following payments and benefits:
          (a) Basic Payments. Subject to Section 3(e), the Executive shall be paid an amount equal to two times the sum of (i) the highest annualized base salary paid to him or her during the year of termination or the immediately preceding two calendar years, and (ii) the greater of (A) the target bonus in the year of termination or (B) the highest bonus paid to him or her with respect to one of the two calendar years immediately preceding the year of termination.

Such amount shall be paid to the Executive in a lump sum payment no later than 30 days following the date of termination of employment. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sovereign or an affiliate thereof shall be taken into account.
          (b) Health and Medical Benefits. Subject to Section 3(e), for a period of two years from the date of termination of employment, the Executive shall be provided, at no charge, with a continuation of health and medical benefits substantially similar to the most favorable of such benefits provided to him or her at his or her Employer’s cost during the two-year period immediately preceding such termination. To the extent such benefits cannot be provided under a plan because the Executive is no longer an employee of the Employer or on a pre-tax basis, a lump sum payment equal to the after-tax cost (estimated in good faith by Sovereign) of obtaining such benefits, or substantially similar benefits, shall be paid to the Executive, as appropriate.
          (c) Excise Tax Matters.
          (i) Notwithstanding anything in this section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of the Executive, when added to all other amounts and benefits payable to or on behalf of the Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition (the “Excise Tax Reduction”). The Executive shall have the right, within 30 days of receipt of written notice from Sovereign, to specify which amounts and benefits shall be reduced to satisfy the requirements of this subsection. All calculations required to be made under this subsection will be made by Sovereign’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
          (ii) In the event the Executive is provided written notice of the Excise Tax Reduction as described in Section 3(c)(i) above, the Executive may elect to be bound by the non-competition restriction contained in Section 21 below, in exchange for a reasonable additional payment in an amount to be determined by Sovereign and communicated to the executive in the written notice of the Excise Tax Reduction. Under no circumstances will the reasonable additional payment exceed the total amount of the Excise Tax Reduction required in Section 3(c)(i) above. The written notice from Sovereign shall further contain a form for execution by the Executive and return to Sovereign in the event the Executive elects the reasonable additional payment and accepts the non-competition restriction.
          (d) Primary Obligor. The obligation to make payments and provide benefits under this section shall primarily be those of the executive’s Employer as of the date of his or her termination of employment. In the event the Employer is not Sovereign or Sovereign Bank, Sovereign will cause such Employer to make required payments and provide required benefits. To the extent Sovereign fails or is unable to do so, it shall make such payments and provide such benefits.
          (e) Required Provision. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
     4. Definitions of Certain Terms: For the purposes of this Agreement, the terms defined in this Section 4 shall have the meaning assigned to them herein.
          (a) Cause. As used in this Agreement, termination of the Executive’s employment for “Cause,” shall mean any of the following events:
          (i) the repeated and willful failure of the Executive to follow the lawful instruction of his or her employer, but only after written demand for performance;
          (ii) the commission of any act of dishonesty against Sovereign or any company affiliated with Sovereign, or an employee or customer of Sovereign or any such affiliate;
          (iii) an intentional material violation by the Executive of any applicable code of conduct or similar policy applicable to executives of the Executive’s Employer;
          (iv) the conviction of the Executive of a felony or crime of moral turpitude; or
          (v) an order from the Office of Thrift Supervision or other regulator effectively requiring the Executive’s discharge.
          If the Executive’s employment is terminated for Cause, his or her rights under this Agreement will cease as of the effective date of such termination.
          (b) Change in Control. The term “Change in Control” may be amended at any time and from time to time by Sovereign. Notwithstanding the foregoing, any such amendment shall not have the effect of modifying section (i)(B) below. As used in this Agreement, the term “Change in Control” means the first to occur of any of the following:
          (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), except for any of Sovereign’s employee benefit plans, or an entity holding Sovereign’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of Sovereign’s securities representing 19.9% or more of the combined voting power of Sovereign’s then outstanding securities, other than: (A) pursuant to a transaction excepted in Clause (iii) or (iv); or (B) pursuant to a Buyer Acquisition Transaction (as defined in the Investment Agreement (the “Investment Agreement”), between Sovereign and Banco Santander Central Hispano, S.A., dated as of October 24, 2005, as amended as of

November 22, 2005) effectuated in accordance with the terms of the Investment Agreement other than a Buyer Acquisition Transaction contemplated in Sections 8.06 through 8.08 and 8.10 of the Investment Agreement;
          (ii) there occurs a contested proxy solicitation of Sovereign’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of Sovereign’s then outstanding securities;
          (iii) a binding-written agreement is executed (and, if legally required, approved by Sovereign’s shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of Sovereign or of Sovereign Bank to another entity, except to an entity controlled directly or indirectly by Sovereign;
          (iv) the shareholders of Sovereign approve a merger, consolidation, or other reorganization of Sovereign, unless:
          A. under the terms of the agreement approved by Sovereign’s shareholders providing for such merger, consolidation, or reorganization, the shareholders of Sovereign immediately before such merger, consolidation, or reorganization, will own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 51% of the combined voting power of the outstanding voting securities of Sovereign resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;
          B. under the terms of the agreement approved by Sovereign’s shareholders providing for such merger, consolidation, or reorganization, the individuals who were members of the Board of Directors of Sovereign (the “Board”) immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation, or reorganization; and
          C. based on the terms of the agreement approved by Sovereign’s shareholders providing for such merger, consolidation or reorganization, no Person (other than (1) Sovereign or any subsidiary of Sovereign, (2) any Benefit Plan, (3) the Surviving Corporation or any subsidiary of the Surviving Corporation, or (4) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
          (v) a plan of liquidation or dissolution of Sovereign, other than pursuant to bankruptcy or insolvency laws, is adopted;

          (vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by Sovereign’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
          (vii) the occurrence of a Triggering Event within the meaning of the Second Amended and Restated Rights Agreement between Sovereign and Mellon Investor Services LLC, as rights agent, dated as of January 19, 2005, as amended on October 24, 2005, and as it may be further amended from time to time.
Notwithstanding Clause (i), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of Sovereign’s securities representing 19.9% or more of the combined voting power of Sovereign’s then outstanding securities solely as a result of an acquisition by Sovereign of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of Sovereign’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of Sovereign’s then outstanding securities by reason of share purchases by Sovereign and shall, after such share purchases by Sovereign, become the beneficial owner, directly or indirectly, of any additional voting securities of Sovereign (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of Sovereign shall be deemed to have occurred with respect to such Person under Clause (i). In no event shall a Change in Control of Sovereign be deemed to occur under Clause (i) with respect to Benefit Plans.
          (c) Disability. As used in this Agreement, the term “Disability” means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the essential duties required of him or her by his or her then position with the Employer, notwithstanding reasonable accommodation, for a period of six consecutive months.
          (d) Good Reason. As used in this Agreement, the term “Good Reason” means any of the following events:
          (i) without the express written consent of the Executive, a reduction in the Executive’s base and/or annual target incentive compensation below a level that was in effect immediately prior to the public announcement of the Change in Control;
          (ii) without the express written consent of the Executive, the failure to provide the Executive with a total compensation package (salary, welfare and pension benefits, equity awards and a bonus plan evaluated on the basis of bonus target and/or bonus potential) reasonably comparable to the compensation package provided to the Executive immediately prior to the public announcement of the Change in Control;

          (iii) without the express written consent of the Executive, (a) any reduction in title or (b) any material reduction in Executive’s responsibilities or authority as they exist immediately prior to the public announcement of a Change in Control;
          (iv) without the express written consent of the Executive, the reassignment for longer than 60 days of the Executive to a principal office which is more than 60 miles from his or her primary residence as of the date of the public announcement of the Change in Control or an additional 10 miles from the Executive’s primary residence in the event the Executive’s one-way driving commute prior to the public announcement of the Change in Control was in excess of 60 miles; and
          (v) any material breach of this Agreement by the Executive’s Employer at the relevant time, coupled with the failure to cure the same within 30 days after receipt of written notice of such breach from the Executive.
     5. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to Sovereign, in the case of notices given by the Executive, and will, to be effective hereunder, be given by Sovereign, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence address of the Executive, in the case of notices to the Executive, and to the principal office of Sovereign’s then General Counsel, in the case of notices to Sovereign.
     6. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of Sovereign designated for such purpose by the Board. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7. Assignment. This Agreement is not assignable by any party hereto, except by Sovereign to any successor in interest to the business of Sovereign.
     8. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, in accordance with the provisions of Section 18, supersedes any prior agreement of the parties.
     9. Successors; Binding Effect.
          (a) Successors. Sovereign will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Sovereign and/or Sovereign Bank to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that Sovereign or any affiliated company of Sovereign would be required to perform it if no such succession had taken place. Failure by Sovereign to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, “Sovereign” means Sovereign as hereinbefore defined and any successor to the business and/or assets of Sovereign as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (b) Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such person, to the Executive’s estate.
     10. Continuation of Certain Provisions. Any termination of this Agreement or of the Executive’s employment under this Agreement that occurs after the Executive becomes entitled to a benefit by meeting the eligibility requirements specified in Section 2, will not affect the benefit provisions of Sections 3, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.
     11. Other Rights. Except as provided in Section 18, nothing herein shall be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he or she is a party or in which he or she is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he or she may be entitled under a severance plan or arrangement of Sovereign or an affiliate of Sovereign, or an entity which is the successor of Sovereign an affiliate thereof; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board may determine.
     12. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event he or she does secure employment.
     13. No Contract of Employment. Nothing contained in this Change in Control Agreement shall be deemed to create other than a terminable at will employment relationship between the Executive and Sovereign Bank, pursuant to which the Executive and Sovereign Bank may terminate the employment relationship at any time, subject to providing any payments and/or benefits specified herein in accordance with the terms of this Agreement.
     14. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
     15. Applicable Law. Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, without regard to conflict of law provisions.
     16. Number. Words used herein in the singular shall be construed as being used in the plural, as the context requires, and vice versa.

     17. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     18. Effective Date; Termination of Prior Agreements. This Agreement shall become effective immediately upon the execution and delivery of the same by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement between the Executive and Sovereign or any predecessor entity acquired by or merged into Sovereign relating to the subject matter hereof shall be deemed automatically terminated and be of no further force or effect.
     19. Withholding For Taxes. All amounts and benefits paid or provided hereunder shall be subject to withholding for taxes as required by law.
     20. Nonsolicitation of Employees and Customers. During the period of time that any payments and benefits are being provided to Executive under Section 3, he or she shall refrain from directly or indirectly soliciting for employment or business relationship purposes employees and customers of Sovereign or any affiliate of Sovereign as of the date of his or her termination of employment. In the event of a breach of this section, the Executive’s right to payments and benefits under Section 3 shall immediately terminate. Sovereign shall be entitled to recover any payments or benefits made following the commencement of the prohibited conduct, but before discovery of the same, and may commence an action in any court of competent jurisdiction for such additional legal and equitable relief as it may deem necessary or appropriate to recover damages incurred by reason of such conduct and to preclude continued violation of this section.
     21. Non-Competition Restriction. In the event the Executive (1) is provided written notice of the Excise Tax Reduction pursuant to Section 3(c)(i) above and quantification of the reasonable additional payment offered in exchange for this non-competition restriction, pursuant to Section 3(c)(ii) above; and (2) provides written notice to Sovereign Bank of the Executive’s intention to be bound by the terms of this non-competition restriction, as provided in Section 3(c)(ii) above, in exchange for receipt of the reasonable additional payment described in Section 3(c)(ii) above and the written notice, the Executive hereby agrees and covenants that for a period of 12 months from the Executive’s effective date of termination of employment, he or she shall not work directly or indirectly for or on behalf of another bank that offers products or services similar or equivalent to those offered by Sovereign Bank in the geographic area in which Sovereign or its affiliates, including Sovereign Bank, are conducting such business as of the date of termination of Executive’s employment. The Executive hereby acknowledges and agrees that the covenants and restrictions in Sections 20 and 21 of this Agreement are necessary to protect the legitimate business interests of Sovereign, including, without limitation, customer information and goodwill, and considers the restrictions to be reasonable for such purpose. The Executive acknowledges that any breach by the Executive of the obligations set forth in Sections 20 and/or 21 would substantially and materially impair and irreparably harm Sovereign’s business and good will; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, in the event of any breach or any threatened breach by the Executive of any of the provisions of Sections 20 and/or 21 above, the Executive’s right to payments and benefits under Section 3 shall immediately terminate and Sovereign shall be entitled to recover any payments or benefits made following the commencement of the prohibited conduct, but before discovery of the same. The Executive agrees that Sovereign, in addition to monetary damages or such other remedies which may be available, shall be entitled to specific performance and other equitable relief, including temporary or permanent restraining orders and/or other injunctive relief without the necessity of proving actual damages and/or posting a bond, as well as any equitable accounting of all earnings, profits or other benefits arising from any violation hereof, and to the payment by the Executive of all costs and expenses incurred by Sovereign in enforcing the provisions thereof against the Executive, including attorneys’ fees incurred by Sovereign. The existence of any claims or cause of action by the Executive against Sovereign, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Sovereign of such obligations.
     22. Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with Sovereign Executive is a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then Sovereign will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with Sovereign (or the earliest date as is permitted under Code Section 409A) and (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. Sovereign shall consult with Executive in good faith regarding the implementation of the provisions of this Section 22.
     23. Attorney’s Fees. In the event a legal action is brought by the Executive to obtain or enforce any right or benefit provided by this Agreement and to the extent the Executive is the prevailing party in such action, he or she shall be entitled to reasonable legal fees and costs incurred as a result of such action.
     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

SOVEREIGN BANCORP, INC. (“Sovereign”)

By:	Thomas J. McAuliffe
Executive Vice President and Director of Human Resources

EXECUTIVE
By:	/s/ M. Robert Rose
Name